EXHIBIT 5

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D/A to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed as of November 2, 2005.

/s/ Peter E. Salas
PETER E. SALAS
DOLPHIN MANAGEMENT INC.
By:	/s/ Peter E. Salas
Name:	Peter E. Salas
Its:	President
DOLPHIN ADVISORS, LLC
By: Dolphin Management Inc.
Its: Managing Member
By:	/s/ Peter E. Salas
Name:	Peter E. Salas
Its:	President
DOLPHIN DIRECT EQUITY PARTNERS, LP
By:	Dolphin Advisors, LLC
Its:	Managing Partner
By:	Dolphin Management Inc.
Its:	Managing Member
By:	/s/ Peter E. Salas
Name:	Peter E. Salas
Its:	President